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                                                               EXHIBIT (a)(1)(F)

                                   TEAM, INC.

            OFFER TO PURCHASE FOR CASH UP TO 1,200,000 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.30 PER SHARE,
                     AT A PURCHASE PRICE OF $3.00 PER SHARE

                                  May 9, 2001

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 6, 2001, UNLESS THE TENDER OFFER IS EXTENDED.

To the Participants in the Team, Inc. Salary Deferral Plan ("401(k) Plan") and Employee Stock Ownership Plan ("ESOP"):

     Team, Inc. has announced an offer to purchase up to 1,200,000 shares of its common stock, $0.30 par value per share, at the price of $3.00 per share, net to the seller in cash, without interest. The tender offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal, which are enclosed. As a participant in Team's 401(k) Plan and/or ESOP, you may tender shares that are held in your Plan accounts at Wells Fargo Bank.

     IF YOU DO NOT WISH TO TENDER ANY PORTION OF THE SHARES IN YOUR PLAN ACCOUNTS, YOU DO NOT NEED TO TAKE ANY ACTION. IF YOU WOULD LIKE TO TENDER SOME OR ALL OF THE SHARES HELD IN YOUR PLAN ACCOUNTS IN RESPONSE TO THIS OFFER, YOU MUST FOLLOW THE INSTRUCTIONS SET FORTH BELOW.

     THE OFFER. Team will purchase up to a total of 1,200,000 shares properly tendered and not withdrawn at a price of $3.00 per share. All shares properly tendered and not properly withdrawn will be purchased, subject to the terms and conditions of the tender offer and the "odd lot" priority and proration provisions in the Offer to Purchase. If more than the number of shares that Team seeks are properly tendered, the number of shares purchased from each tendering shareholder will be prorated as set forth in the Offer to Purchase. Shares not purchased will be returned as promptly as practicable after the expiration date of the tender offer. Team's offer is being made under the terms and conditions set forth in the Offer to Purchase dated May 9, 2001 and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together present the tender offer.

     Team reserves the right, in its sole discretion, to purchase more than 1,200,000 shares pursuant to the tender offer, subject to compliance with applicable law.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in accounts under the 401(k) Plan and ESOP, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held in your Plan accounts. You must use the attached Instruction Form to properly instruct Wells Fargo to tender shares that are held in your Plan accounts. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     TENDERING SHARES. To instruct Wells Fargo Bank to tender any or all of the shares held in your Plan accounts, you must complete the Instruction Form set forth below and return it to Wells Fargo Bank.

     Please note the following:

          1. We have been advised that if Wells Fargo Bank has not received your properly completed Instruction Form by 5:00 p.m. at least three business days before the expiration of the tender offer, Wells Fargo Bank will not tender any shares held in your Plan accounts. The tender offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time on Wednesday,
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     June 6, 2001, unless the expiration date of the tender offer is extended.
     Consequently, your Instruction Form must be received by Wells Fargo Bank no later than 5:00 p.m. Minnesota time on Friday, June 1, 2001, unless the tender offer is extended by Team.

          2. The tender offer is for up to 1,200,000 shares, constituting approximately 15% of the outstanding shares of Team's Common Stock as of May 9, 2001. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.

          3. Team's Board of Directors has authorized the tender offer; however, neither Team nor Team's Board of Directors nor Wells Fargo Bank is making any recommendation whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. Team's directors and executive officers have indicated that they do not intend to participate in the tender offer.

          4. Tendering stockholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their shares. Except as described in the Letter of Transmittal, tendering stockholders will not be obligated to pay any stock transfer taxes on the transfer of shares pursuant to the tender offer.

          5. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct Wells Fargo Bank to tender the shares held in your Plan accounts, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by Wells Fargo Bank at the address listed below, on or before 5:00 p.m. Minnesota time on Friday, June 1, 2001, which is three business days before the expiration of the tender offer. The tender offer is scheduled to expire at 12:00 midnight, New York City time on Wednesday, June 6, 2001. Upon receipt of a timely submitted new Instruction Form, your previous Instruction Form to tender the shares will be deemed canceled. If your new Instruction Form directed Wells Fargo Bank to withdraw from tender the shares held in your Plan accounts, you may later re-tender those shares by submitting a new Instruction Form so long as it is received by Wells Fargo Bank on or before the deadline stated above which is three business days before the expiration of the offer.

     Unless you direct Wells Fargo Bank on the attached Instruction Form to tender the shares held in your Plan accounts, no shares will be tendered.

     If you wish to tender your shares, complete the Information Form and return it either:

        (1) By mail to:                Wells Fargo Shareowner Services
                                       P. O. Box 64858
                                       St. Paul, MN
                                       55164-0858

                                       or

        (2) By overnight delivery to:  Wells Fargo Shareowner
                                       Services Attn: Reorganization Dept.
                                       161 N. Concord Exchange
                                       South St. Paul, MN 55075

     IF YOU HAVE ANY QUESTIONS, CONTACT WELLS FARGO BANK AT 1-888-319-9541.

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                                INSTRUCTION FORM

                        TEAM, INC. 401(k) PLAN AND ESOP

Name of Participant:
                    ------------------------------------------------------------

Social Security Number:
                        ------------------------------------------

Daytime Telephone Number: (   )
                          --------------------------------------------

     This Instruction Form directs Wells Fargo Bank Minnesota, N.A., as Trustee and holder for the Team, Inc. 401(k) Plan and ESOP, to tender the percentage of allocable Team, Inc. shares indicated below held by the Trustee for the undersigned's 401(k) Plan and/or ESOP account pursuant to the Team, Inc. tender offer.

                              TENDERING OF SHARES

     (In order to instruct the Trustee to tender Team, Inc. shares allocated to your 401(k) and/or ESOP accounts, you must INDICATE THE PERCENTAGE OF SHARES ALLOCATED TO YOUR PLAN ACCOUNTS TO BE TENDERED.)

     I wish to direct the Trustee to tender a percentage of the Team, Inc. shares allocated to my Plan accounts. The percentage (in increments of 1%) of Team, Inc. shares in my Plan accounts that I direct the Trustee to tender in the tender offer is set forth below:

             Tender ---% of Team, Inc. shares in my Plan accounts.

Signature:
          ------------------------------------------------

Dated:                        , 2001
      ------------------------

     The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

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